Exhibit 4.74
SUPPLEMENTAL AGREEMENT
on
THE POWER PURCHASE AND SALE CONTRACT
FOR THE YEAR OF 2010
(Contract Number: De Dian Si 2010-009)
Husahe Cascade III&VI Power Station and Mangxian Power Station
DEHONG POWER SUPPLY CO., LTD.
March 3, 2010

Supplemental Agreement on the Power Purchase and sale
Contract for the year of 2010
In order to establish a regulated power supply and utilization order and develop a healthy power supply and utilization market, according to the installed capacity of the power stations and characteristics of generator units and the power utilization load conditions of the year of 2010 and the impact caused by financial crisis, on the basis of the Power Purchase and Sale Contract (General Provisions) entered into by and between the power supplier and the consumer, the parties have reached the following Supplemental Agreement (this “Agreement”) through friendly consultation.
I.	The Parties hereby determine that the annual contractual on-grid electricity output for the year of 2010 is 49,370,000 kwh.
1.	Considering the annual overhaul plan of the generator units and the regularity of power supply and demand, the contractual on-grid electricity output allocated for each month is set out as follows:

January:	1,520,000	kwh;

February:	1,269,000	kwh;

March:	1,000,000	kwh;

April:	700,000	kwh;

May:	731,000	kwh;

June:	5,000,000	kwh;

July:	7,000,000	kwh;

August:	8,000,000	kwh;

September:	8,000,000	kwh;

October:	7,210,000	kwh;

November:	5,500,000	kwh;

December:	3,800,000	kwh;

2.	On-grid Tariff during Commercial Operation Period

Upon being approved by the competent price regulatory authority of the local government, the on-grid tariff for the units of the Power Plant during the commercial operation period shall be implemented according to [2008] No.611 document; in case of any change to the governmental tariff policy, then the new policy shall prevail. The reactive compensation tariff shall be: RMB 0.02/kwh.

3.	Under the normal production condition of the silicon smelting enterprises of our prefecture, the Power Purchaser shall ensure eighty five percent (85%) of the contractual electricity output of the Power Station could be dispatched out. In case of abnormal production condition of the silicon smelting enterprises of our prefecture, the dispatching shall be carried out on the principle of the same proportion for the same installed capacity. The surplus electricity output generated not in compliance with the dispatching instructions shall be deemed as invalid electricity output and shall not be settled.

4.	In August of each year after having concluded the Power Purchase and Sale Contract, after friendly consultations, the Parties may appropriately adjust the annual contractual on-grid electricity output of that year and the contractual on-grid electricity output for the rest months based on the actual situation of power supply and demand, and reach a written agreement; prior to the end of November of each year, the Parties shall consult with each other to determine the annual contractual on-grid electricity output for the next year, and enter into a Power Purchase and Sale Contract for the next year before the end of December.

5.	The Power Seller shall strictly comply with the dispatching instructions and provide with the production and operation data upon the request of the Power Purchaser,

such as: the daily electricity output, the overhaul plan, etc.
II.	Equivalent Available Factor

The condition precedent for the Power Purchaser to purchase from the Power Seller the electricity output not less than the annual contractual on-grid electricity output as prescribed in this Agreement is that the planned equivalent available factor of the generator units determined in accordance with the annual contractual on-grid electricity output of that year shall reach 30% or above. In the event the actual equivalent available factor of the generator units fails to reach the aforesaid requirements, the Power Purchaser shall be entitled to reduce its annual contractual on-grid electricity output corresponding to the deficient proportion of the equivalent available factor.

III.	The valid term of this Agreement shall be from January 1, 2010 to December 31, 2010.
This Agreement shall have the same legal effect as the Power Purchase and Sale Contract. This Agreement comprises four (4) pages, and shall be signed in four (4) counterparts. Each Party shall hold one (1), and two (2) counterparts shall be filed with the local power regulatory authority for record.

Power Purchaser: Dehong Power Supply Co., Ltd.
          (Stamp)
Legal Representative: Yue Zhiqiang
Authorized Representative: /s/ Cun Shijian
Power Seller: Yingjiang County Qinrui Husahe Power Co, Ltd.
          (Stamp)
Legal Representative:
Authorized Representative: /s/ Yan Xinshan
Signing Date: March 31, 2010
Signing Place: Mangshi City